CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
RIVER CAPITAL GROUP, INC.

Under Section 242 of the Delaware General Corporation Law

River Capital Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY as follows:

FIRST:	That the name of the corporation is River Capital Group, Inc. (the “Corporation”).

SECOND:	That the Certificate of Incorporation of the Corporation (the “Certificate”) was originally filed with the Delaware Secretary of State on July 1, 1999, under the name whOOdoo.com, inc.

THIRD:	That Article 1 of the Certificate is hereby amended to read in full as follows:

1.	The name of the Corporation is Sonterra Resources, Inc. (the “Company”)

FOURTH:	That Article 4 of the Certificate is hereby amended by the addition of the following paragraph at the end thereof:

Effective at 9 a.m., Eastern Time on or about February 14, 2008, every 10 outstanding shares of Common Stock shall be combined into and shall automatically become one (1) outstanding share of Common Stock. The authorized shares of the Company shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing reverse stock split; all fractional shares resulting from such combination that are held by a stockholder shall be aggregated subsequent to such combination and each such fractional share remaining after such aggregation held by a stockholder shall be rounded up to the nearest whole share.

FIFTH:
That [at the meeting of the Board of Directors duly called and held] [by unanimous written consent of the Board of Directors duly executed] on December 19, 2007, resolutions were duly adopted approving the foregoing amendments to the Certificate, declaring such amendments to be advisable and directing that such amendments be submitted to the stockholders of the Corporation.

SIXTH:
That thereafter, holders of a majority of the outstanding common stock of the Corporation approved such amendments by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware.

SEVENTH:	That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EIGHT:	That the capital of the Corporation shall not be reduced by reason of the foregoing amendments.

Dated: February 6, 2008	RIVER CAPITAL GROUP, INC.

By: /s/ Howard Taylor Name: Howard Taylor Title: CEO and Director